EXHIBIT 99.1

Star Group, L.P. Announces New Credit Facility

STAMFORD, Conn., July 02, 2018 (GLOBE NEWSWIRE) -- Star Group, L.P. (the "Company" or "Star") (NYSE:SGU), a home energy distributor and services provider, today announced that it has entered into a fourth amended and restated asset-based revolving credit facility, which expires in July 2023 and provides the ability to borrow up to $300 million ($450 million during the heating season from December through April of each year) on a revolving line of credit for working capital purposes, including the issuance of up to $25 million in letters of credit. The amended and restated credit facility also provides for a $100 million five year senior secured term loan; proceeds from the term loan will be used to repay existing outstanding debt. The term loan payment schedule is comprised of $10 million per year plus 25% of excess cash flow (not to exceed $15 million annually), as defined in the credit agreement, less certain voluntary prepayments made during the year, with final payment at maturity. Additional details are provided in the Company's filings with the SEC.

The bank syndicate supporting the credit facility is comprised of twelve participants, with JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. as Co-Syndication Agent, Citizens Bank, N.A. as Co-Syndication Agent, Key Bank National Association, Regions Bank, T.D. Bank, N.A., and BMO Harris Bank, N.A. as Co-Documentation Agents, and J.P. Morgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Inc., and Citizens Bank, N.A. as Joint Lead Arrangers and Joint Book Runners.

About Star Group, L.P.
Star Group, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Company also sells and services heating and air conditioning equipment to its home heating oil and propane customers and, to a lesser extent, provides these offerings to customers outside of its home heating oil and propane customer base. In certain of Star's marketing areas, the Company provides home security and plumbing services primarily to its home heating oil and propane customer base. Star also sells diesel fuel, gasoline and home heating oil on a delivery only basis. Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including its propane locations, Star serves customers in the more northern and eastern states within the Northeast, Central and Southeast U.S. regions. Additional information is available by obtaining the Company's SEC filings at www.sec.gov and by visiting Star's website at www.stargrouplp.com, where unit holders may request a hard copy of Star’s complete audited financial statements free of charge.

CONTACT:
Star Group, L.P.
Investor Relations
203/328-7310

Chris Witty
Darrow Associates
646/438-9385 or cwitty@darrowir.com